Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:
David E. Fountain
National Processing, Inc.
Phone: 502.315.3311
Fax: 502.315.3535
e-mail: dfountain@npc.net
Website: www.npc.net

For Immediate Release

National Processing Reports Second Quarter Financial Results
Revenue and EPS up 17% and 27% over 2003

Louisville, Kentucky, July 16, 2004 – National Processing, Inc. (NYSE: NAP) today reported financial results for the second quarter and six months ended June 30, 2004. Revenue for the second quarter of 2004 was $132.6 million, up 17% from 2003 second quarter revenue of $113.6 million. Net income for the second quarter of 2004 was $14.4 million, or $0.27 per diluted share, up 30% and 27%, respectively, from comparable 2003 net income of $11.1 million, or $0.21 per diluted share. For the six months ended June 30, 2004 revenue was $254.8 million, up 16% from $219.6 million in 2003. Net income for the six months ended June 30, 2004 was $26.4 million, or $0.49 per diluted share, up 34% and 32%, respectively, from comparable 2003 net income of $19.6 million, or $0.37 per diluted share.

Net income for the six months ended June 30, 2003 included after-tax restructuring charges of $0.8 million related to the consolidation of technology functions and a loss on the sale of 14 regional sales offices.

Merchant Card Services transaction and dollar volume increased to record levels for the second quarter and six months ended June 30, 2004. Merchant Card Services transactions processed were 1.2 billion for the quarter and 2.3 billion for the six months ended June 30, 2004, both representing an increase of 16% over comparable 2003 transaction volume. Merchant Card Services dollar volume processed was $48.4 billion for the quarter and $92.8 billion for the six months ended June 30, 2004, representing increases of 15% and 14%, respectively, over comparable 2003 dollar volumes.

As of June 30, 2004, the Company had $291 million of cash and cash equivalents with no debt and total shareholders’ equity of $551 million.

About National Processing, Inc.

National Processing, Inc. (NYSE: NAP) through its wholly-owned operating subsidiary, National Processing Company, LLC (NPC®), is a leading provider of merchant credit and debit card processing. National Processing is 83 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), one of the nation’s largest financial holding companies. NPC and its subsidiaries support approximately 700,000 merchant locations, representing nearly one out of every six Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology, and service. Additional information regarding National Processing can be obtained at www.npc.net. On July 13, 2004, the Company announced a definitive agreement whereby Bank of America (NYSE: BAC) will purchase all of the outstanding shares of National Processing, Inc. for a cash price of $1.4 billion, or $26.60 per share.

National Processing, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2004	2003	% Change
Revenue	$132,623	$113,614	17%
Operating expenses	57,383	50,209	14%
Assessments expense	38,160	32,963	16%
General and administrative expenses	7,363	5,748	28%
Depreciation and amortization	5,742	5,044	14%
Restructuring, divestiture, and impairment charges(1)	—	1,273	-100%

Operating profit	23,975	18,377	30%
Net interest income	687	830	-17%

Income before taxes and minority interest	24,662	19,207	28%
Provision for income taxes	9,313	7,444	25%

Income before minority interest	15,349	11,763	30%
Minority interest	963	697	38%

Net income	$14,386	$11,066	30%

Net income per share — basic	$0.27	$0.21	27%
Net income per share — diluted	$0.27	$0.21	27%
Weighted average shares — basic	53,320	52,213
Weighted average shares — diluted	53,487	52,452
Shares outstanding at end of period	53,200	52,245

	Six Months Ended June 30,
	2004	2003	% Change
Revenue	$254,837	$219,568	16%
Operating expenses	113,250	101,755	11%
Assessments expense	73,077	64,169	14%
General and administrative expenses	13,448	10,054	34%
Depreciation and amortization	11,435	10,011	14%
Restructuring, divestiture, and impairment charges(1)	—	1,273	-100%

Operating profit	43,627	32,306	35%
Net interest income	1,349	1,672	-19%

Income before taxes and minority interest	44,976	33,978	32%
Provision for income taxes	16,921	13,139	29%

Income before minority interest	28,055	20,839	35%
Minority interest	1,705	1,226	39%

Net income	$26,350	$19,613	34%

Net income per share — basic	$0.49	$0.38	31%
Net income per share — diluted	$0.49	$0.37	32%
Weighted average shares — basic	53,299	52,168
Weighted average shares — diluted	53,444	52,377
Shares outstanding at end of period	53,200	52,245

(1) The quarter and six months ended June 30, 2003 included $1,273 ($763 after-tax) of restructuring charges related to the consolidation of technology functions and a loss on the sale of 14 regional sales offices.

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National Processing, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,	June 30,
	2004	2003	2003
Cash and cash equivalents	$290,650	$246,957	$214,806
Accounts receivable — trade	121,200	136,346	113,456
Other current assets	12,277	10,177	11,002

Total current assets	424,127	393,480	339,264
Property and equipment	117,149	107,889	108,111
Accumulated depreciation	(63,603)	(57,238)	(56,843)

Net property and equipment	53,546	50,651	51,268
Goodwill	115,306	115,306	115,195
Other intangible assets	38,251	43,312	48,070
Other assets	12,933	19,225	14,505

Total assets	$644,163	$621,974	$568,302

Accounts payable — trade	$26,362	$26,426	$23,612
Other current liabilities	62,405	69,048	63,881

Total current liabilities	88,767	95,474	87,493
Minority interest	1,713	2,772	1,247
Other liabilities	2,445	1,945	2,093

Total liabilities	92,925	100,191	90,833
Total shareholders’ equity	551,238	521,783	477,469

Total liabilities and shareholders’ equity	$644,163	$621,974	$568,302

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

CASH FLOW:

	Quarter Ended June 30,
	2004	2003	% Change
Net income	$14,386	$11,066	30%
Non-cash and working capital items	(16,449)	8,277	-299%

Cash (used in) provided by operating activities	(2,063)	19,343	-111%
Capital expenditures	(4,232)	(1,692)	150%
Acquisitions, net of cash received	—	(32,356)	-100%

Cash used in investing activities	(4,232)	(34,048)	-88%
Cash proceeds from exercise of stock options	1,056	153	590%
Principal payments under capital leases	(118)	(32)	269%

Cash provided by financing activities	938	121	675%

Net decrease in cash and cash equivalents	(5,357)	(14,584)	-63%
Cash and cash equivalents, beginning of period	296,007	229,390	29%

Cash and cash equivalents, end of period	$290,650	$214,806	35%

	Six Months Ended June 30,
	2004	2003	% Change
Net income	$26,350	$19,613	34%
Non-cash and working capital items	24,596	44,022	-44%

Cash provided by operating activities	50,946	63,635	-20%
Capital expenditures	(8,583)	(3,408)	152%
Acquisitions, net of cash received	—	(32,356)	-100%

Cash used in investing activities	(8,583)	(35,764)	-76%
Cash proceeds from exercise of stock options	1,516	1,487	2%
Principal payments under capital leases	(186)	(65)	186%

Cash provided by financing activities	1,330	1,422	-6%

Net increase in cash and cash equivalents	43,693	29,293	49%
Cash and cash equivalents, beginning of period	246,957	185,513	33%

Cash and cash equivalents, end of period	$290,650	$214,806	35%

NOTE: Certain 2003 amounts in the Financial Summary have been reclassified to conform with 2004 presentation. Reclassifications had no effect on previously reported net income or equity.